Exhibit 16.1

November 1, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the statements included under Item 4.01 of Form 8-K to be filed by Surge Global Energy, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ GBH CPAs

GBH CPAs